EXHIBIT 5

                     CROSBY, GUENZEL, DAVIS,
                        KESSNER & KUESTER
                134 South 13th Street, Suite 400
                     Lincoln, Nebraska 68508


                              April 6, 1994



Board of Directors
Acceptance Insurance Companies Inc.
Omaha, NE

Re:  Registration Statement on Form S-3

Ladies/Gentlemen:

We have acted as counsel for Acceptance Insurance Companies Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 relating to the offering by certain selling shareholders of up to 266,781 shares of Common Stock.

In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Based upon the foregoing, we are of the opinion that:

 1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

 2. The shares of the Common Stock of the Company to which the Registration Statement relates have been duly authorized for issuance and, when issued in the manner specified in the Registration Statement, as amended, will be legally and validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement.

We further consent to the reference to our firm under the heading
"Legal Matters" in the Registration Statement.

                              Very truly yours,

                              CROSBY, GUENZEL, DAVIS,
                              KESSNER & KUESTER


                                   Donn E. Davis
                              By
                                   Donn E. Davis

DED:eak/accept/s3swex5